Exhibit 99.1

mPHASE TO UNVEIL FIRST CONSUMER PRODUCT DRIVEN BY
POWER ON COMMAND™ RESERVE BATTERY TECHNOLOGY

2010 International Consumer Electronics Show in Las Vegas, Nevada Sets the Stage
for Debut of mPower Emergency Illuminator™

Product Awarded CES Design and Innovation Honors

LITTLE FALLS, NJ – December 30, 2009 – mPhase Technologies, Inc. (OTC BB: XDSL), the global leader in the development of Power On Command™ reserve battery technology, today announced that its consumer products division, mPower Technologies Inc., will unveil the mPower Emergency Illuminator™ at the 2010 International Consumer Electronics Show in Las Vegas, Nevada. The Emergency Illuminator will be shown during the CES Unveiled media event on January 5, 2010 as well as on press day, January 6, 2010. The illuminator will subsequently be on public display at CES from January 7-10, 2010.

Design by Porsche Design Studio of Zell am See, Austria, and manufactured by MKE of Austria, the mPower Emergency Illuminator is a precision instrument with a powerful 180 Lumens LED and two separate battery tubes. One tube is for everyday use and holds two CR123 batteries, while the other tube holds mPhase's Power On Command™ Reserve Battery. If the regular CR123 batteries run down, the Reserve Battery takes over—even after laying idle for 20 years. The Emergency Illuminator also features a USB port, that can be used for charging portable devices such as a cell phone.

"The mPower Emergency Illuminator is a precision engineered tool," said Ron Durando, CEO of mPhase Technologies. "It is the first product to put our Power On Command reserve battery technology into the hands of the consumer. The extraordinarily long shelf life of the reserve battery guarantees users a reliable source of power when they need it most."

mPhase Technologies has been named an International Consumer Electronics Show Innovations 2010 Design and Engineering Awards honoree. The Company expects the mPower Emergency Illuminator to become available for purchase in January 2010 with delivery in March 2010 and to retail at a price of $289.00

A universal glove box bracket will also be available for $29.99, allowing for easy mounting in most automobile glove compartments.

About the Investor Relations Group, Inc.

The Investor Relations Group, Inc. offers a full-service corporate communications program designed to suit the many unique needs of public companies. The program utilizes a proprietary, targeted approach to reach institutional investors, analysts, and the media-at-large. The Investor Relations Group was recently honored with a "Stevie Award" for Investor Relations Program of the Year and named a finalist in the Best Media Website category from the 2009 American Business Awards. For further information, please visit the company's website at http://www.irgnews.com.

About mPhase Technologies, Inc. mPhase Technologies, Inc. (OTC.BB:XDSL), is focused on developing and commercializing a new battery technology featuring Power On Command™ which provides a unique way to store energy and manage power that will revolutionize the battery industry. mPhase, through its 100% owned consumer products division mPower Technologies, is marketing its first Power On Command product, The mPower Emergency Illuminator For more information, please visit www.mPhaseTech.com and www.mpowertech.com.

Forward-Looking Statements

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in technology and product development; the Company's ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company's SEC filings, including the financial statements and related information contained in the Company's SEC Filing. Power Efficiency assumes no obligation to update the information in this release.

Contact:	The Investor Relations Group
212-825-3210
Jason Strominger
or
Erika Moran